Exhibit 99.2

UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT

The following unaudited pro forma combined condensed consolidated income statement combines the historical consolidated results of operations of Synovus Financial Corp. (“Synovus”) and its subsidiaries and FCB Financial Holdings, Inc. (“FCB”) and its subsidiaries, as an acquisition by Synovus of FCB using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. The unaudited pro forma combined financial information should be read in conjunction with Synovus’ Annual Report on Form 10-K for the year ended December 31, 2018 and FCB’s audited consolidated financial statements for the year ended December 31, 2018, which are included as Exhibit 99.1 to Synovus’ Current Report to which this unaudited pro forma combined condensed consolidated income statement is also an exhibit.

The unaudited pro forma combined condensed consolidated income statement for the year ended December 31, 2018 gives effect to the merger as if the transaction had become effective on January 1, 2018.

The unaudited pro forma combined condensed consolidated income statement is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on January 1, 2018, nor the impact of possible business model changes. The unaudited pro forma combined condensed consolidated income statement also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, extinguishment of liabilities and share repurchases, among other factors.

SYNOVUS UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2018

in thousands, except per share data	Synovus As Reported	FCB As Reported	Pro Forma Adjustments	Ref	Pro Forma Combined Synovus
Interest income	$1,344,305	$496,727	$19,726	A	$1,860,758
Interest expense	195,892	136,139	(25,395)	B	306,636
Net interest income	1,148,413	360,588	45,121		1,554,122
Provision for loan losses	51,697	16,485	—		68,182
Net interest income after provision for loan losses	1,096,716	344,103	45,121		1,485,940
Non-interest income	280,093	33,491	—		313,584
Non-interest expense	829,455	160,632	10,995	C	1,001,082
Income before income taxes	547,354	216,962	34,126		798,442
Income taxes	118,878	48,824	8,805	D	176,507
Net income	$428,476	$168,138	$25,321		$621,935
Preferred stock dividends and redemption charge	17,998	—	—		17,998
Net income available to common shareholders	$410,478	$168,138	$25,321		$603,937
Net income per common share, basic	$3.49	$3.63	—		$3.63
Net income per common share, diluted	3.47	3.47	—		3.56
Weighted average common shares outstanding, basic	117,644	46,343	2,549	E	166,536
Weighted average common shares outstanding, diluted	118,378	48,430	2,664	E	169,472

See accompanying notes to unaudited pro forma combined condensed consolidated income statement.

Note 1—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated income statement. All adjustments are based on current assumptions and valuations, which are subject to change.

A.  Net adjustments to interest income of $19.7 million for the year ended December 31, 2018 to eliminate FCB's accretion of discounts on previously acquired loans and record estimated accretion of discounts on acquired loans of FCB.

B.  Net adjustments to interest expense of $(25.4) million for the year ended December 31, 2018 to record estimated amortization of premium on acquired deposits of FCB and to record estimated amortization of premium on acquired FHLB borrowings of FCB. An average life of one year was used to reflect the amortization of deposit premiums from the interest rate fair value adjustment.

C.  Net adjustment to non-interest expense of $11.0 million for the year ended December 31, 2018 to eliminate FCB's amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets.

D.  Adjustment to income tax expense to record the income tax effect of pro forma adjustments at an estimated statutory tax rate of 25.8% for the year ended December 31, 2018.

E.  Adjustments to weighted-average Synovus common stock outstanding to eliminate the weighted-average FCB Class A common stock outstanding and record Synovus common stock outstanding, calculated using the exchange ratio of 1.055 per share for all shares and outstanding equity awards.

Note 2—Estimated Cost Savings and Merger Integration Costs

Synovus expects to realize approximately $40 million, or 26% of FCB’s 2018 non-interest expense excluding merger-related expense, in annual pre-tax cost savings following the merger. Estimated cost savings are expected to be fully realized in fiscal year 2020 and are excluded from this pro forma analysis.

Merger- and integration-related costs are estimated to be approximately $75 million pre-tax. Merger- and integration-related costs of approximately $60 million are not included in the pro forma combined statement of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined on January 1, 2018.